UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

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☐ Definitive Information Statement

TOUCHPOINT GROUP HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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Touchpoint Group Holdings, Inc.

4300 Biscayne Boulevard, Suite 203

Miami, Florida 33137

Phone: (305) 420-6640

January    , 2021

THIS IS A NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN.

Dear Stockholder:

We are providing this information statement to you as a stockholder of record of our outstanding common stock at the close of business on December 23, 2021, in connection with the approval of the following actions taken by the Company’s Board of Directors (the “Board”) and by written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Company (the “Approving Stockholders”) entitled to vote thereon.

Specifically, the Corporation’s Board of Directors and the Approving Stockholder have voted to:

1.	Remove two of the current members of the Board of Directors from their positions;

2.	Reduce the number of directors constituting the Board of Directors of the Corporation from seven to five;

3.	Amend our certificate of incorporation, as amended, to increase the number of authorized shares of common stock, par value $0.001 per share, from 750,000,000 to 1,750,000,000;

4.	Authorize our Board of Directors to combine our outstanding shares of Common Stock, a “reverse stock split” at any time prior to September 30, 2022, by a ratio of not less than one-for-one hundred or more than one-for five-hundred;

5.	Amend our certificate of incorporation, as amended, concurrently with the reverse stock split, to reduce the number of authorized shares of common stock, par value $0.0001 per share, to 150,000,000.

The matters identified in Items 1 through 5 above are referred to collectively as the “Corporate Actions”

The removal of two members of our Board of Directors, the reduction in the size of our Board of Directors and the increase in the number of our authorized shares of Common Stock are expected to become effective on or about January      , 2022, and in all events, no less than 20 days after this information statement is provided to our stockholders.

The Corporation’s Board of Directors approved the Corporate Actions by written consent on December 21, 2022. The Approving Stockholders acting by written consent in lieu of a special meeting approved the Corporate Actions on December 23, 2021.

The written consent that we received from the Approving Stockholders constitutes the only stockholder approval required for the Corporate Actions under Delaware law and our Certificate of Incorporation and bylaws. As a result, no further action by any other stockholder is required to approve the Corporate Actions and we have not solicited, and will not be soliciting, your approval of the Corporate Actions.

This notice and the accompanying Information Statement are being mailed on or about January   , 2021, to the record holders of our Common Stock as of December 23, 2021. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act and in accordance with Delaware law and our bylaws.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE ACCOMPANYING INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

January , 2022	By Order of the Board of Directors of
TOUCHPOINT GROUP HOLDINGS INC.

/s/ Martin Ward
Martin Ward
President and Chief Executive Officer

TOUCHPOINT GROUP HOLDINGS INC.

4300 Biscayne Blvd., Suite 203
Miami, FL 33137
(305) 420-6640

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about January , 2021, to all holders of record on December 23, 2021, (the “Record Date”) of the common stock, $0.0001 par value per share (the “Common Stock”), of Touchpoint Group Holdings, Inc., a Delaware corporation (“Touchpoint” or the “Company”), in connection with the approval of the following actions taken by the Board of Directors of the Company (the “Board”) and by written consent of the holders of a majority of the voting power of Touchpoint’s issued and outstanding capital stock (the “Approving Stockholders”):

1.	To remove two of the current members of the Board of Directors, specifically, Ajing Zhang and Pengfei Li, from their positions on the Board;

2.	To reduce the number of directors constituting the Board of Directors of the Corporation from seven to five;

3.	To amend our certificate of incorporation, as amended, to increase the number of authorized shares of common stock, par value $0.001 per share, from 750,000,000 to 1,750,000,000 (“Authorized Shares Increase”);

4.	To authorize our Board of Directors to combine our outstanding shares of Common Stock, or a “reverse stock split,” at any time prior to September 30, 2022, by a ratio of not less than one-for-one hundred or more than one-for five-hundred;

5.	To amend our certificate of incorporation, as amended, concurrently with the reverse stock split, to reduce the number of authorized shares of Common Stock to 150,000,000 (“Authorized Shares Decrease”).

The matters identified in Items 1 through 5 are referred to collectively as the “Corporate Actions.”

On December 21, 2021, our Board approved the Corporate Actions. To eliminate the costs and management time involved in holding a special meeting of stockholders and to effect certain of the Corporate Actions as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of the holders of a majority of the Company’s voting power to approve the actions described in this Information Statement in accordance with Sections 228 and 242 of the Delaware General Corporation Law (the “DGCL”) and our bylaws. On December 23, 2021 (the “Record Date”), Approving Stockholders approved, by written consent, the Corporate Actions.

Since the Board and holders of a majority of the voting power of the Company’s issued and outstanding shares of capital stock have voted in favor of the Corporate Actions, all corporate actions necessary to authorize the Corporate Actions have been taken. We expect that the removal of Ajing Zhang and Pengfei Li from the Board of directors, the reduction in the number of Directors constituting our Board from 7 to 5, and the Authorized Shares Increase, will become effective approximately 20 calendar day after the date on which this Information Statement and the accompanying notice are mailed to our stockholders. The ‘reverse stock split” and the Authorized Shares Decrease, will become effective if and when such actions are determined by our Board of Directors to be in our best interests. Our Board retains the authority to abandon the reverse stock split and the Authorized Shares Decrease for any reason at any time prior to their respective effective dates and to complete the reverse stock split without completing the Authorized Share Decrease.

NOTICE PURSUANT TO SECTION 228 — Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

Because the Corporate Actions have already been approved by the holders of a majority of the voting power of the Company’s outstanding shares of capital stock, you are not required to take any action. This Information Statement provides notice to you that the Corporate Actions have been approved. You will receive no further notice of the approval nor of the effective date of each of the Corporate Actions other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission (the “SEC”).

The Company’s Common Stock is quoted on the OTC Pink market tier of the OTC Markets Group Inc. under the symbol “TGHI.” The last sale price of our Common Stock as reported on the OTC Pink on January , 2022 was $.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on the Record Date, December 23, 2021, are entitled to notice of the information disclosed in this Information Statement. As of the Record Date, our authorized securities consist of 750,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

As of the Record Date, there were 304,618,883 shares of Common Stock issued and outstanding, held by approximately 273 holders of record, and 30,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) issued and outstanding held by three holders of record. Each share of Series A Preferred is convertible into one thousand shares of our Common Stock, subject to customary anti-dilution protections in the event of certain corporate events as set forth in the Certificate of Designation establishing the Series A Preferred. Except as required by the DGCL, the holders of our Series A Preferred are entitled to vote together with the holders of our Common Stock as a single class on all matters as to which stockholders are entitled to vote or act by written consent, including the election of directors. Each share of Series A Preferred is entitled to three votes for each share of Common Stock issuable upon conversion of such share of Series A Preferred as of the applicable record date.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ITEM 1 — REMOVAL OF DIRECTORS

Removal of Directors

Our Board currently is comprised of seven directors. Mr. Aling Zhang and Pengfei Li were appointed as directors in January 2019 pursuant to the Settlement Agreement between the Company and Zhanming Wu. The Settlement Agreement provided that Messrs. Zhang and Li were to remain on the Board until the earlier of the date of certain events but in all events until December 31, 2020. Inasmuch as the date through which the Company was obligated to nominate Messrs. Zhang and Li to its Board of Directors has passed, the Approving Stockholders have determined to remove them from the Board of Directors as permitted by the DGCL.

Remaining Board of Directors and Executive Officers

Set forth below are the names, positions and ages of our directors and executive officers as of the date of this Information Statement. Upon the removal of Messrs. Zhang and Li, the other five directors named in the table below will constitute our entire Board of Directors. Our directors are elected by our stockholders at annual meeting of the stockholders and serve until the next annual meeting of the stockholders or, in absence of such annual meeting, until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Directors and Executive Officers

Name	Age	Position
Mark White	61	President, Chief Executive Officer and Director
Martin Ward	64	Chief Financial Officer and Director
Nicholas Carpinello	72	Director
Nalin Jay	45	Director
Robert Law	71	Director
Aling Zhang	64	Director
Pengfei Li	34	Director

Biographical information concerning the directors who will remain on our Board after the removal of Messrs. Zhang and Li and the executive officers listed above is set forth below.

Mark White.    Mr. White was appointed as President, Chief Executive Officer and a director of the Company on September 8, 2017. Mr. White founded and became Chief Executive Officer of a predecessor of the Company, One Horizon Group PLC, in 2004 and served as Chief Executive Officer and a Director of One Horizon Group, Inc. from 2012 to 2014. His entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 25 years.

He founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network.

Apart from his product and technical knowledge, Mr. White has a wealth of experience in corporate finance. He has led in excess of 25 merger and acquisition transactions and associated funding and financing rounds and has successfully transformed numerous company’s fortunes on both the private and public markets.

Martin Ward.    Mr. Ward has served as Chief Financial Officer and a director of the Company since 2012, and as Chief Financial Officer and Company Secretary of One Horizon Group and its predecessor since 2004. During that time, he has overseen the Company’s United Kingdom arm float on the London AIM market and in 2012 merge with an OTC market company that was uplisted the Nasdaq Capital Market (“Nasdaq”) in 2014. Mr. Ward is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and qualified as a Chartered Accountant in 1983.

Nicholas Carpinello.    Mr. Carpinello has served as a member of the Board of Directors since 2013. He is an Independent Director of the Company, Chairman of the Audit Committee, and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He has been the owner of Carpinello Enterprises LLC d/b/a Cottman Transmission Center, a U.S. nationwide auto service franchise since 2004. Mr. Carpinello’s years of professional experience are extensive and include experience as CFO and Treasurer with multinational public and private manufacturers of armored vehicles and, later in his career, CFO of privately-held companies in the computer science field. He is a Certified Public Accountant, an alumnus of Arthur Andersen & Co., and holds a BA degree in Accounting from the University of Cincinnati.

Nalin Jay.    Mr. Jay was appointed as a director in 2019 and has many years’ experience in corporate finance and management consultancy. He is an Independent Director of the Company, Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and Compensation Committee. Currently, he heads up Carnegie Stewart, a strategic, financial and management consultancy business that he founded in 2011. Clients include several major law firms, such as Allen & Overy, Linklaters, White & Case and Freshfields as well as major corporations such as Bank of America Merrill Lynch, Starwood Hotels, Grosvenor, Gammon Construction and Brown Brothers Harriman.

In addition, Mr. Jay has a long and successful track record in sports, where he has advised a number of Premier League and Championship teams on issues ranging from player acquisition, global sponsorship (with a particular focus on Asia), player and team performance and corporate strategy. Carnegie Stewart’s sporting clients have included Lee Grant, Gianfranco Zola, Aaron Ramsey, Ole Solskjaer, and Roberto Martinez.

Mr. Jay is a graduate of the London School of Economics and a non-practising Barrister and Member of Lincoln’s Inn.

Robert Law.    Mr. Law has served as a member of the Board of Directors since 2013. He is an Independent Director of the Company, Chairman of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee. From 1990 until 2016, Mr. Law has served as chief executive officer of Langdowns DFK Limited (“Langdowns”), a United Kingdom-based accounting, tax and business advisory firm, and has been the chief executive officer of Southern Business Advisers LLP (“Southern Business Advisers”), a United Kingdom-based business associated with Langdowns that also offers accounting, tax and business advisory services. Mr. Law is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and is a member of the Valuation and Information Technology Faculties of the ICAEW. Mr. Law qualified as a Chartered Accountant in 1976.

There are no family relationships among our directors and executive officers. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified, or his earlier death, resignation or removal. Officers are elected by and serve at the discretion of the Board of Directors.

Independent Directors

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Nalin Jay are “independent directors” within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

ITEM 2 — REDUCTION IN THE NUMBER OF THE MEMBERS OF OUR BOARD OF DIRECTORS FROM SEVEN TO FIVE

The Directors who are to remain on our Board of Directors after the removal of Aling Zhang and Pengfi Li have determined that at this time it is in the best interests of our stockholders to reduce the number of directors constituting our Board of Directors from seven to five. The Approving Stockholders agreed with this determination.

The remaining Directors determined not to seek individuals to replace Messrs. Zhang and Li on the Board of Directors at this time due to the status of our Company’s business and operations and the need to focus their efforts on raising capital for the Company. If the Company is successful in raising capital to further its business plans, the Directors will consider whether it is appropriate to increase the numbers of Directors constituting the entire Board of Directors to add individuals with backgrounds and experience which could help the Company achieve its business plans.

ITEM 3 -- INCREASE IN AUTHORIZED SHARES OF COMMON STOCK FROM
750,000,000 TO 1,750,000,000

On December 21, 2021, the Board approved, and proposed for stockholder approval, the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 750,000,000 to 1,750,000,000 (the “Authorized Shares Increase”). On December 23, 2021, the Approving Stockholders approved the Authorized Shares Increase.

The effective date of the Authorized Shares Increase will be determined at the sole discretion of the Board of Directors and will be publicly announced. The Authorized Shares Increase will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation relating to the Authorized Shares Increase with the Secretary of State of the State of Delaware.

Our Board believes it is in Touchpoint’s best interests to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs. Since determining to seek to revitalize the World Championship Air Race Series previously conducted by Red Bull to promote its products, our management has been exploring various opportunities to obtain the capital it believes necessary to launch and successfully maintain a series of Air Races until operations become cash flow positive. In the past and as part of the effort to maintain operations until a more significant capital raising transaction can be completed, our Company completed various transactions pursuant to which we issued substantial amounts of Common Stock and convertible notes and warrants obligating our Company to reserve shares of our authorized Common Stock for future issuance. Consequently, we currently lack a sufficient number of authorized but unissued shares of Common Stock should the opportunity to raise additional capital become available. To that end, in order to satisfy investors’ demands for equity in our Company, we recently issued our Series A Convertible Preferred Stock which will automatically convert into Common Stock when a sufficient number of authorized but unissued shares of Common Stock are available. Our management believes that the terms on which such equity was issued might have been more favorable to our Company had Common Stock been available for immediate issuance. Further, our management believes that if we were not to promptly act to increase the number of our authorized but unissued shares of Common Stock to facilitate the conversion of the Series A Convertible Preferred Stock recently issued, it would adversely impact our ability to issue similar convertible securities.

In addition to the reasons stated above, our Board believes it is in our Company’s best interests to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, raising capital, potential strategic transactions, including mergers, acquisitions and business combinations, stock dividends, grants under equity compensation plans, stock splits or financings, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock are necessary to enable us to take timely advantage of opportunities that may become available to us. Although our management is exploring whether there are opportunities for our Company to raise additional capital to support the World Championship Air Race Series, we do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of Common Stock that will result from adoption of the Authorized Share Increase. Except as otherwise required by law, the newly authorized shares of Common Stock will be available for issuance at the discretion of our Board (without further action by the stockholders) for future corporate needs, including those outlined above. While effecting the Authorized Share Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, any future issuance of additional authorized shares of our Common Stock may, among other things, dilute the earnings per share of our Common Stock and the equity and voting rights of those holding equity at the time the additional shares are issued.

Any newly authorized shares of Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The Authorized Share Increase will not affect the rights of current holders of our Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Board Discretion to Implement the Authorized Share Increase

The Board will implement the Authorized Share Increase only upon a determination that the Authorized Share Increase is in the best interests of the stockholders. The Board of Directors may determine, in its sole discretion, not to effect the Authorized Share Increase and not to file any amendment to our Certificate.

Effective Time

The effective time of the Authorized Share Increase, if the proposed Authorized Share Increase is implemented at the direction of the Board, will be the date and time that the certificate of amendment effecting the Authorized Share Increase is filed with the Delaware Secretary of State or such later time as is specified therein. The exact timing of the Authorized Share Increase will be determined by our Board based on its evaluation as to when such action will be the most advantageous to Touchpoint and its stockholders, and the effective date will be publicly announced. The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the related certificate of amendment filed with the Delaware Secretary of State, notwithstanding stockholder adoption and approval of the Authorized Share Increase, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase.

ITEM 4 --APPROVAL OF AN AMENDMENT (IN THE EVENT IT IS DEEMED ADVISABLE BY

THE BOARD) TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE

STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON

STOCK AT A RATIO TO BE DETERMINED IN THE DISCRETION OF OUR

BOARD WITHIN A RANGE OF ONE (1) NEW SHARE OF COMMON STOCK FOR EVERY

ONE HUNDRED TO FIVE HUNDRED SHARES OF COMMON STOCK

General

The Board has adopted and the Approving Stockholders have approved an amendment to our certificate of incorporation (in the event it is deemed advisable by the Board) to effect a reverse stock split of our issued and outstanding shares of Common Stock at a ratio to be determined in the discretion of our Board and publicly announced prior to the effectiveness of any reverse stock split within the range of one (1) share of our Common Stock for every one hundred (100) to five hundred (500) shares of our Common Stock. The form of the Amendment to effect the Reverse Stock Split was approved by the Approving Stockholders. If the Board does not implement a reverse stock split prior to September 30, 2022, the Board would have to once again seek stockholder approval before implementing any Reverse Stock Split after that time.

Pursuant to the Amendment to our Certificate of Incorporation, any whole number of outstanding shares, between and including one hundred and five hundred would be combined into one share of Common Stock. The Board and the Approving Stockholders believe that the Amendment granting our Board this discretion, rather than approval of a specified exchange ratio, provides our Board with flexibility to react to current market conditions and opportunities and, therefore, is in the best interests of our Company and its stockholders. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for our Common Stock, the ability of our Company to obtain a listing on a stock exchange and whether an increase in the price of our Common Stock would facilitate a capital raising transaction. Although the Approving Stockholders approved the Reverse Stock Split, we will not effect the reverse stock split if the Board does not deem it to be in the best interests of our Company and its stockholders

Although the Amendment to effect the reverse stock split will not change the number of authorized shares of Common Stock or Preferred Stock, or the par value of the Common Stock or Preferred Stock, we anticipate effecting a decrease in the number of authorized shares of Common Stock in the event that the reverse stock split is effected, which decrease will be a fixed number regardless of the reverse stock split ratio. Therefore, depending upon the reverse stock split ratio after effecting the reverse stock split and such authorized share decrease we may have a significant number of unissued shares remaining available for grant. As of the date of this Information Statement, we do not have any current plans, arrangements or understandings relating to the issuance of any additional shares of authorized Common Stock that will become available other than upon exercise of our currently outstanding options and warrants and upon conversion of our currently outstanding convertible debt and Series A Preferred Stock.

We expect that a reverse stock split of our Common Stock would increase the market price of our Common Stock so that we are able to obtain compliance with the initial listing minimum bid price listing standard of Nasdaq and NYSE American. However, the effect of a reverse stock split on the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the reverse stock split, effectively reducing our market capitalization, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the prescribed initial listing minimum bid price for a sustained period of time. Further, if the reverse stock split successfully increases the per share price of our Common Stock, as to which no assurance can be given, there can be no assurance that there are not other reasons which would prevent us from obtaining a listing on Nasdaq or NYSE American.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS INFORMATION STATEMENT, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF OPTIONS AND WARRANTS, DOES NOT REFLECT THE IMPACT OF THE REVERSE STOCK SPLIT THAT MAY BE EFFECTUATED.

Principal Effects of the Reverse Stock Split

If the Board determines to implement the reverse stock split, we will publicly announce the selected ratio for the reverse stock split and file the Amendment to effect the reverse stock split.

The reverse stock split will be effected simultaneously for all issued and outstanding shares of Common Stock and the stock split ratio will be the same for all issued and outstanding shares of Common Stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our Company, except for possible changes due to the treatment of fractional shares. After the reverse stock split, the shares of our Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our Common Stock now authorized. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect our continuing to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Following the effectiveness of any reverse stock split implemented by the Board, current shareholders will hold fewer shares of Common Stock, with such number of shares dependent on the specific ratio for the reverse stock split. For example, if the Board approves a 1-for-150 Reverse Stock Split, a stockholder owning a “round-lot” of 100 shares of Common Stock prior to the Reverse Stock Split would hold 2 shares of Common Stock following the Reverse Stock Split. THE HIGHER THE REVERSE RATIO (1-FOR-500 BEING HIGHER THAN 1-FOR-100, FOR EXAMPLE), THE GREATER THE REDUCTION OF RELATED SHARES EACH EXISTING SHAREHOLDER, POST REVERSE STOCK SPLIT, WILL EXPERIENCE.

Risks Associated with the Reverse Stock Split

There are risks associated with the reverse stock split, including that it may not result in a sustained increase in the per share price of our Common Stock. There is no assurance that:

●	the market price per share of the Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split;
●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and
●	the reverse stock split will result in a per share price that will increase our ability to attract capital and retain employees and other service providers.

The market price of the Common Stock after the completion of a reverse stock split will also reflect our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. The total market capitalization of the Common Stock after implementation of the reverse stock split when and if implemented may also be lower than the total market capitalization before the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Potential Anti-takeover Effects of a Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the actions discussed herein, that may be used as an anti-takeover mechanism. The reverse stock split, if effected, may, despite the planned decrease in the authorized number of shares of our Common Stock, also result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of authorized shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The reverse stock split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the reverse stock split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Although the reverse stock split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the reverse stock split could facilitate future attempts by Touchpoint to oppose changes in control of Touchpoint and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the Common Stock.

Common Stock

After the effective date of the reverse stock split, each shareholder will own fewer shares of our Common Stock.

Accordingly, a Reverse Stock Split at certain ratios, despite the decrease in the authorized number of shares of our Common Stock, would result in a significant increase in the number of authorized and unissued shares of Common Stock. Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued Common Stock, the future issuance of additional shares of Common Stock will reduce our current shareholders’ percentage ownership interest in the total outstanding shares of Common Stock. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

The following table sets forth the approximate number of shares of the Company’s Common Stock that would be outstanding immediately after the reverse stock split, assuming conversion of the Series A Preferred into 30,000,000 shares of Common Stock at various exchange ratios, based on 304,618,883 shares of Common Stock actually outstanding as of December 23, 2021. The table does not account for fractional shares.

Approximate Shares of Common Stock
Outstanding After Reverse Stock Split
Based on Current Authorized
Ratio of Reverse Stock Split	Number of Shares

1-100	3,340,000

1:250	1,336,000

1:500	668,000

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If a reverse stock split is to be implemented we will publicly announce the selected ratio prior to the effectiveness of the reverse stock split. We will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined to be appropriate for the reverse stock split. The reverse stock split will become effective on the effective date set forth in the Amendment. Beginning on the effective date of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, shareholders will be notified that the reverse stock split has been effected and as to what action, if any, you need to take with respect to your shares.

Some stockholders hold their shares of Common Stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, when you submit your certificate representing the pre-split shares of our Common Stock, your post-split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

If the reverse stock split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead we will, at the discretion of the Board, determine whether we will pay an amount in cash equal to the product obtained by multiplying (i) the average of the closing sales price of the Corporation’s Common Stock as reported on the OTC Markets for the ten (10) days preceding the effective date of the Certificate of Amendment by (ii) the number of shares of the Corporation’s Common Stock held by such shareholder before the combination that would otherwise have been exchanged for such fractional share interest in lieu of such fractional shares or take other action to settle fractional shares in accordance with the DGCL.

Effect on Outstanding Stock Options and Warrants

All outstanding options and warrants to purchase shares of our Common Stock, including any held by our officers and directors, would be adjusted as a result of the reverse stock split as well as all outstanding convertible notes, debentures and Preferred Stock. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share or conversion price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split.

Accounting Matters

The reverse stock split will not affect the capital account on our balance sheet. However, because the par value of the Common Stock will remain unchanged on the effective date of the reverse stock split, the components that make up the capital account will change by offsetting amounts. The per share net income or loss and net book value of the Common Stock will be increased because there will be fewer shares of Common Stock outstanding. Prior periods’ per share amounts will be restated to reflect the Reverse Stock Split.

Tax Consequences of the Reverse Stock Split Generally

A reverse split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional share of our Common Stock. A U.S. Holder’s aggregate tax basis in the Common Stock received pursuant to the reverse split should equal the aggregate tax basis of the shares of our Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share), and such U.S. Holder’s holding period in the shares of our Common Stock received should include the holding period in the shares of our Common Stock surrendered. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Information Reporting and Backup Withholding. A U.S. holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse split. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

ITEM 5 -- AMENDMENT OF THE ARTICLES OF INCORPORATION

TO DECREASE THE AUTHORIZED SHARES

Purpose and Effect of the Decrease in Authorized Shares

The Board has adopted and the Approving Stockholders have approved an amendment to our Certificate Incorporation to decrease the number of authorized shares of Common Stock to 150,000,000 shares at such time as our Company effects a reverse stock split.

The change in the authorized share number will occur concurrently with the reverse stock split and will not be effected if the Reverse Split is not effected. Although the number of authorized shares of Common Stock will be decreased to 150,000,000 the number of shares outstanding after the reverse stock split may decrease by a larger ratio than the reduction in the authorized shares of Common Stock. Accordingly, the change in the number of authorized shares could represent, on a percentage basis, an increase in the number of authorized shares compared to the number of shares outstanding after the reverse stock split.

We intend to file an amendment to our Articles of Incorporation with the Secretary of State of the State of Delaware to decrease the number of authorized shares of Common Stock at the same time as we effectuate the reverse stock split.

The Board believes that it is prudent to decrease the authorized number of shares of 150 Common Stock from to 150,000,000 shares while maintaining an adequate reserve of authorized but unissued shares to save time and money in responding to future events requiring the issuance of additional shares of Common Stock, such as acquisitions or equity offerings. All authorized but unissued shares of Common Stock and Preferred Stock will be available for issuance from time to time for any proper purpose approved by the Board. As of the date of this filing, management does not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose other than upon exercise of our currently outstanding options and warrants, upon conversion of our currently outstanding convertible debt and Series A Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

The Company is currently authorized to issue 750,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. If the Authorized Shares Increase is effectuated, the Company will be authorized to issue 1,750,000,000 shares of Common Stock. As of the Record Date there were 304,618,883 shares of Common Stock outstanding, and 30,000 shares of Series A Preferred Stock outstanding. The Series A Preferred is convertible into and upon the filing of the Amendment to effectuate the Authorized Shares Increase, will be automatically converted into 30,000,000 shares of our Common Stock. Except as required by the DGCL, the holders of our Series A Preferred are entitled to vote together with the holders of our Common Stock as a single class on all matters as to which stockholders are entitled to vote or act by written consent, including the election of directors. Each share of Series A Preferred is entitled to three votes for each share of Common Stock issuable upon conversion of such share of Series A Preferred as of the applicable record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the Record Date by (i) each person (or group of affiliated persons) who is known by us to own more than 5% of the outstanding shares of our Common Stock, after giving effect to the Conversion of our Series A Preferred into Common Stock, (ii) each director and executive officer, and (iii) all of our directors, executive officers and director nominees as a group. As of December 23, 2021, we had 304,618,883 shares of Common Stock and 30,000 shares of Series A Preferred issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of December 22, 2021. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name Directors and Executive Officers	Number of Shares Beneficially Owned	Percentage of Common Stock
Mark White	42,581,203	14.0%
Martin Ward	21,621,706	7.1%
Nalin Jay (1)	11,500,000	3.7%
Nicholas Carpinello	1,851,924	*
Robert Law	1,579,009	*
Spencer Christopher	10,000,000	3.3%
All directors and executive officers as a group (6 persons)	89,133,842	28.3%
5% Stockholders:
Marko Radisic (1)(5)	36,889,154	18.1%
Rick Uhler (1)(5)	10,000,000	3.2%
Mast Hill Fund (2)(5)	103,720,047	31.0%
Thalos Victory Fund (3)	69,154,953	22.4%
Quick Capital, LLC	22,611,111	6.9%

(1)	Includes 10,000,000 shares of Common Stock issuable upon conversion of 10,000 shares Series A Preferred Stock. Holder has the right to cast three votes for every share of Common Stock issuable upon conversion of the Series A Preferred Stock.10,000,000.

(2)	Includes 64,800,000 shares of Common Stock issuable upon conversion of our Convertible Promissory Note in the original principal amount of $810,000 at a conversion price of $0.0125 per share and 28,065,000 shares issuable upon exercise of a Common Stock Purchase Warrant at an exercise price of $0.02 per share.

(3)	Includes 43,200,000 shares of Common Stock issuable upon conversion of our Convertible Promissory Note in the original principal amount of $540,000 at a conversion price of $0.0125 per share and 15,810,000 shares issuable upon exercise of a Common Stock Purchase Warrant at an exercise price of $0.02 per share.

(4)	Includes 16,000,000 shares of Common Stock issuable upon conversion of our Convertible Promissory Note in the original principal amount of $200,000 at a conversion price of $0.0125 per share and 6,500,000 shares issuable upon exercise of a Common Stock Purchase Warrant at an exercise price of $0.02 per share.
(5)	Approving Stockholder
*	Less than 1%

DISSENTERS’ RIGHTS

Under the DGCL, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to any of the Corporate Actions and we will not independently provide our stockholders with any such rights.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee, or any other person, has any substantial interest, direct or indirect, in the Corporate Actions that is not shared by all other stockholders.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system.

You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to Touchpoint Group Holdings Inc., at 4300 Biscayne Blvd., Suite 203, Miami, FL 33137, Attn: Corporate Secretary, or by calling the Company at (305) 420-6640.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Additional copies of this Information Statement may be obtained at no charge by writing to us at Touchpoint Group Holdings Inc., at 4300 Biscayne Blvd., Suite 203, Miami, FL 33137, Attn: Corporate Secretary, or by calling the Company at (305) 420-6640.

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to Touchpoint Group Holdings Inc., at 4300 Biscayne Blvd., Suite 203, Miami, FL 33137, Attn: Corporate Secretary, or by calling the Company at (305) 420-6640.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, the address and phone number in the preceding paragraph. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the address or phone number provided in the preceding paragraph.

TOUCHPOINT GROUP HOLDINGS INC.
/s/ Mark White
Mark White
January , 2021	President and Chief Executive Officer